Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Email: audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 30, 2026 in this Registration Statement on Form F-3, under the Securities Act of 1933, with respect to the consolidated balance sheets of WF Holding Limited and subsidiaries (collectively referred to as the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operation and comprehensive (loss) income, changes in shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2025 and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

June 1, 2026